                                    Life Investment Trust
                                     10f-3 Transactions


Fund Name          Underwriting       Purchased From     Amount Purchased    % of Underwriting    Date of Purchase
Asset Allocation   Cincinnati Bell    Salomon Brothers     350               0.015%               11/15/96
Asset Allocation   Wellpoint Health   Merrill Lynch      2,200               0.017%               11/22/96
                    Networks
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